     As filed with the Securities and Exchange Commission on July 10, 2000.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            THE PATHWAYS GROUP, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                         14201 N.E. 200TH STREET                      91-1617556
   (State or other jurisdiction of           WOODINVILLE, WASHINGTON 98072         (I.R.S. Employer Identification
    incorporation or organization)                   (425) 483-3411                             No.)
                                        (Address of principal executive offices)

                    CAREY F. DALY, II                                           WITH A COPY TO:
          PRESIDENT AND CHIEF EXECUTIVE OFFICER                             STEVEN R. BERGER, ESQ.
                 THE PATHWAYS GROUP, INC.                         SALANS HERTZFELD HEILBRONN CHRISTY & VIENER
                 14201 N.E. 200TH STREET                                       620 FIFTH AVENUE
              WOODINVILLE, WASHINGTON 98072                                 NEW YORK, NEW YORK 10020
                      (425) 483-3411
         (Name and address of agent for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box........................................................................../ /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box................................../X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering............................................../ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering......................................................../ /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.............................................../ /

                               ------------------

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================
   TITLE OF EACH CLASS
     OF EACH CLASS OF                                   PROPOSED               PROPOSED
    SECURITIES TO BE           AMOUNT TO BE         MAXIMUM OFFERING       MAXIMUM AGGREGATE         AMOUNT OF
        REGISTERED              REGISTERED         PRICE PER UNIT (1)     OFFERING PRICE (1)      REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
       Common Stock
 par value $.01 per share    8,037,482 shares            $0.84375             $6,781,625               $1,790


Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(c), based on the average bid and asked price of the Registrant's Common Stock as reported on the NASDAQ SmallCap Market on July 7, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               Page 1 of 37 Pages
                           (Exhibit Index on Page II-2)

                             THE PATHWAYS GROUP, INC.

                              CROSS REFERENCE SHEET


ITEM NUMBER OF CAPTION                          LOCATION OR HEADING IN PROSPECTUS
----------------------                          ---------------------------------

1.  Forepart of the Registration                Forepart of the Registration
    Statement and Outside Front Cover           Statement and Outside Front Cover
    Page of Prospectus                          Page of Prospectus

2.  Inside Front and Outside Back               Inside Front and Outside Back
    Cover Pages of Prospectus                   Cover Pages of Prospectus

3.  Summary Information, Risk                   Summary Information, Risk Factors
    Factors and Ratio of Earnings to
    Fixed Charges

4.  Use of Proceeds                             Use of Proceeds

5.  Determination of Offering Price             *

6.  Dilution                                    Dilution

7.  Selling Security Holders                    The Selling Stockholders

8.  Plan of Distribution                        Plan of Distribution

9.  Description of Securities Being             *
    Registered

10. Interest of Named Experts and               *
    Counsel

11. Material Changes                            *

12. Incorporation of Certain                    Incorporation of Information We
    Information by Reference                    File with the SEC

13. Disclosure of Commission                    Indemnification
    Position on Indemnification for
    Securities Act Liabilities

14. Other Expenses of Issuance and              Other Expenses of Issuance and
    Distribution                                Distribution

15. Indemnification of Directors and            Indemnification of Directors and
    Officers                                    Officers

16. Exhibits                                    Exhibits

17. Undertakings                                Undertakings

-------------------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

                                                           REGISTRATION NO. 333-

PROSPECTUS

                            THE PATHWAYS GROUP, INC.

                        8,037,482 SHARES OF COMMON STOCK

                  This Prospectus is being used by certain stockholders (the "Selling Stockholders") of The Pathways Group, Inc. ("Pathways" or the "Company") to sell an aggregate of 8,037,482 shares of Common Stock. The Selling Stockholders will sell the Common Stock at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. Some of the shares of our Common Stock registered pursuant to this Prospectus have already been issued to the Selling Stockholders while other shares that are being registered by this Prospectus will be issued upon the exercise of certain warrants issued by us to some of the Selling Stockholders. For more information about the Selling Stockholders, please refer to the sections entitled "Summary Information" and "The Selling Stockholders."

                  Our Common Stock trades on The Nasdaq SmallCap Market under the trading symbol PTHW. On July 7, 2000, the last sale price of the Common Stock on The Nasdaq SmallCap Market was $0.875 per share.

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.


                                                                           PER SHARE          TOTAL
                                                                           ---------          -----
           Public Offering Price                                        $     0.875(1)   $ 7,032,797

           Underwriting discount                                        $        -0-     $        -0-

           Proceeds, before expenses, to the Company                    $          (2)   $          (2)

           Proceeds, before expenses, to Selling Stockholders           $     0.875(1)   $ 7,032,797



        --------------------

(1) Estimated, based upon the last reported sales price of our Common Stock on July 5, 2000.

(2) All proceeds from the sale of Common Stock pursuant to this Prospectus will be for the benefit of the Selling Stockholders. The Company will only receive proceeds from the exercise of warrants by certain Selling Stockholders, the maximum amount of which is $4,605,694.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this Prospectus is       , 2000.

                           FORWARD-LOOKING STATEMENTS

                  This Prospectus contains (or incorporates by reference) certain "forward-looking statements." We have based these forward-looking statements on our current expectations and projections about future events, and they do not relate strictly to historical or current facts. Our actual results could differ materially from the results discussed in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about Pathways, including, among other things:

              - The ability of the Company to continue as a going concern. (This is discussed in more detail in our annual report on Form 10-K for our fiscal year ended December 31, 1999, which is incorporated by reference.)

              - The rate of market development and acceptance of smart card technology.

              -   The unpredictability of our sales cycle.

              - The limited revenues and significant operating losses generated to date.

              -   The possibility of significant ongoing capital requirements.

              -   The loss of any significant customer.

              - Our ability to compete successfully with the other providers of smart cards and smart card services.

              - Our ability to secure additional financing as and when necessary.

              - Our ability to retain the services of our key management and to attract new members to our management team.

              - Our ability to effect and retain appropriate patent, copyright and trademark protection of our products.

              - Our ability to achieve adequate levels of revenue to recover our investment in capitalized software development costs.

                  We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events contained or incorporated by reference in this Prospectus might not occur.

                              --------------------

                  You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

                  We file reports, proxy statements, and other information with the Securities and Exchange Commission (our SEC File Number is 000-24119). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. You may also inspect our SEC reports and other information at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington D.C. 20006-1500.

                  Concurrent with the filing of this Prospectus, we have filed a registration statement on Form S-3 with the SEC covering the Common Stock being issued by us and being sold by the Selling Stockholders. For further information on Pathways and our Common Stock, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. As this Prospectus may not contain all the information that you may find important, you should review the full text of those documents.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

                  The SEC allows us to "incorporate by reference" the information we file with it, which means:

              -   Incorporated documents are considered part of this Prospectus;

              - We can disclose important information to you by referring you to those documents; and

              - Information that we file with the SEC will automatically update and supersede this Prospectus.

                  We incorporate by reference the documents listed below that have been previously filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

              - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

              - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000;

              - Description of our Common Stock set forth in our Registration Statement on Form 10SB, dated April 29, 1998, including any subsequent amendment or report filed for the purpose of updating such description.

                  We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus but before all the Common Stock offered by this Prospectus has been sold:

              - Reports filed under Sections 13(a) and (c) and 15(d) of the Exchange Act; and

              - Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

                  You may request a copy of any filings referred to above, at no cost, by contacting us at the following address:

                  The Pathways Group, Inc.
                  14201 N.E. 200 Street
                  Woodinville, Washington 98072
                  Attn:  Investor Relations
                  (425) 483-3411

                               SUMMARY INFORMATION

INFORMATION ABOUT THE COMPANY

                  Pathways and its subsidiaries (and when we use the term "Pathways" or the "Company," we mean to include our subsidiaries unless the context indicates otherwise) design, markets and services custom smart card applications. The Company develops unique solutions for creating and processing data and ensuring secure electronic transactions by utilizing proprietary hardware and application software systems. Our technology establishes electronic commerce in closed system environments. A key element of the Company's business plan is the processing of transactions associated with its current and prospective smart card installations. The Company also manufactures and markets automated ticketing kiosks that the Company anticipates will be integrated with its smart card applications. Our address and telephone number are 14201 N.E. 200th Street, Woodinville, Washington 98072, (425) 483-3411, and we maintain a website at www.pathwaysgroup.com.

                  You should rely only on the information contained in this Prospectus or in documents that this Prospectus incorporates by reference. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell the shares covered by this Prospectus, and we are not soliciting an offer to buy such shares in any state where the offer or sale is not permitted. You should not assume that the information in this Prospectus or any of its supplements is accurate as of any date other than the date of this Prospectus.

INFORMATION ABOUT THE SELLING STOCKHOLDERS

                  We have primarily financed our operations through private equity offerings. The Company sold 654,508 shares of its Common Stock in a private offering held in July and August of 1998. Because the shares were acquired through a private offering (pursuant to Regulation D of the Securities Act of 1933, as amended), the shares are considered restricted shares under federal and state securities laws; in order to permit the subscribers in the 1998 private placement to sell the shares they acquired, the Company agreed to file a registration statement covering those shares so that the shares may be sold on the open market. The Company filed such a registration statement on a Form SB-2 in September 1998. Out of the 654,508 shares sold in the 1998 private placement, 290,909 shares are still required to be registered, all of which are held by one stockholder (which we will refer to as the 1998 Selling Stockholder), and this Prospectus covers those shares.

                  We also raised additional equity in August and September of 1999 by holding a private offering of our Series A Preferred Stock and warrants to acquire shares of Common Stock. The warrants entitle the holders, upon exercise of the warrants, to acquire shares of our Common Stock. The warrants issued during this private placement (also conducted pursuant to Regulation D) entitle the warrant holders to acquire an aggregate of 1,350,000 shares of Common Stock at an exercise price of $2.50 per share. This Prospectus is also being used to register those 1,350,000 shares that may be issued upon the exercise of warrants; please note that we are not registering the warrants or the shares of Series A Preferred Stock. Those Selling Stockholders who will acquire their shares through the exercise of these warrants are sometimes referred to in this Prospectus as the "1999 Reg. D Stockholders."

                  We also sold an aggregate of 2,388,200 shares of Common Stock as part of an offshore offering to non-U.S. investors between November 1999 and March 2000. The offering was conducted outside the United States pursuant to Regulation S of the Securities Act of 1933, as amended. The Selling Stockholders who acquired their shares as part of this offshore offering are sometimes referred to in this Prospectus as the "1999 Reg. S. Stockholders." In addition, as partial compensation for services rendered in connection with the Regulation S offering, we issued to Advice! Investment Services GmbH of Vienna, Austria, the placement agent for the Regulation S offering, a warrant to acquire up to an aggregate of 477,173 shares of Common Stock at an exercise price of $2.16 per share. This Prospectus is being used to register those shares acquired by the 1999 Reg. S Stockholders and the shares issuable upon exercise of the Advice! warrants.

                  We recently signed an agreement to acquire MS Digital, Inc. in a stock-for-stock transaction, and we have agreed with the selling shareholders of that Company to register a portion of the shares of Common Stock that we issued to them as part of the consideration. The acquisition of MS Digital is valued at $3,000,000, and in exchange for all the outstanding capital stock of MS Digital we agreed to issue $3,000,000 worth of our Common Stock to the selling shareholders in two tranches. For the first tranche, an aggregate of 1,200,000 shares will be issued to Monte Strohl, Jay Potts and Gary Baker (who we sometimes refer to herein as the "MS Digital Stockholders") at a value of $1.25 per share; the second tranche will occur at some time before November 30, 2000, in which we may issue the remaining $1,500,000 worth of Common Stock at a price per share equal to the closing price of our Common Stock on Nasdaq on the date immediately prior to issuing the Common Stock. If we have not issued the remaining $1,500,000 worth of Common Stock by November 30, 2000, we must issue it on that date. Monte Strohl is our Senior Vice President, Marketing and Sales, and also serves on our Board of Directors. Jay Potts and Gary Baker are both employees of the Company. We are contractually obligated to register only 760,000 of the 1,200,000 shares of Common Stock that we issued to the MS Digital Stockholders, but we have decided to register all 1,200,000 shares.

                  On June 30, 2000, we entered into a financing transaction with Jolson Merchant Partners Group LLC ("Jolson") pursuant to which Jolson purchased $650,000 principal amount of our secured promissory notes, and upon our reaching certain enumerated milestones, committed to purchase an additional $1,350,000 principal amount of such secured promissory notes. Such notes bear interest at 10 percent per annum, are secured by all of our assets and mature on June 30, 2001. In connection with such financing transaction, we issued to Jolson warrants to purchase 965,000 shares of our Common Stock, which warrants are exercisable at the lesser of $1.00 per share or the average closing price of our Common Stock for the ten trading days before the closing and the ten trading days following the closing. These initial warrants are immediately exercisable and have a term of three years from the date of issuance. In addition, if we utilize the $1,350,000 credit line, we have agreed to issue warrants for up to an additional 1,035,000 shares of Common Stock on the same terms and conditions as the original warrants. This prospectus includes all 2,000,0000 of the shares of Common Stock which are issuable to Jolson upon the exercise of these warrants. In addition, the terms of the financing with Jolson required Mr.
Daly, our President, Chief Executive Officer and Chairman, to convert $260,000 of loans he had extended to us into shares of Common Stock at the rate of $1.00 per share. Accordingly, the Company will issue 260,000 shares of Common Stock to Mr. Daly. The Company has agreed to register those shares for resale and is thus including them in this Prospectus.

                  Once this Prospectus is effective:

              - The 1998 Selling Stockholder may offer and sell the 290,909 shares currently held by it on the open market.

              - The 1999 Reg. D Selling Stockholders may, once they have exercised their Common Stock warrants (including payment to the Company of the exercise price of the warrants), offer and sell on the open market the 1,350,000 shares issuable upon exercise of the warrants.

              - The 1999 Reg. S Stockholders may offer and sell the 2,388,200 shares currently held by them on the open market.

              - Advice! Investment Services GmbH may, once it has exercised its warrants (including payment to the Company of the exercise price) offer and sell on the open market the 477,173 shares issuable upon exercise of such warrants.

              - The MS Digital Stockholders may, subject to compliance with any applicable securities laws, offer and sell on the open market the 1,200,000 shares to be issued to them and that we agreed to register.

              - Jolson may, once it has exercised its Common Stock warrants (including payment to the Company of the exercise price of the warrants), offer and sell on the open market the 2,000,000 shares issuable upon exercise of the warrants.

              - Mr. Daly may, subject to compliance with any applicable securities laws, offer and sell on the open market the 260,000 shares of Common Stock to be issued to him in connection with the conversion of debt payable to Mr. Daly into Common Stock, as required by the Jolson financing.

We do not know if or when any of the 1999 Selling Stockholders, Advice! Investment Services GmbH or Jolson will exercise any of the warrants or whether the Selling Stockholders will sell any of the Shares referred to above.

                                  RISK FACTORS

                  This section describes some, but not all, of the risks of purchasing our Common Stock. The order in which these risks are listed does not necessarily indicate their relative importance. You should carefully consider these risks and the other information in this Prospectus before investing in our Common Stock.

                  This Prospectus contains forward-looking statements. These statements include words such as "believe," "expect," "anticipate," "intend," "estimate" or similar words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference above and in other places in this Prospectus.

                  GOING CONCERN OPINION. The report of our independent accountants, PricewaterhouseCoopers LLP, on our consolidated financial statements for the fiscal year ended December 31, 1999, included a statement that we have incurred recurring losses and negative cash flows from operations and have deficits in working capital. Our accountants have stated that there is substantial doubt about our ability to continue as a going concern. You should carefully review the report of PricewaterhouseCoopers which is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999. While the Company has taken measures to raise additional funds and to trim expenses and is anticipating earning revenues from its operations, we cannot assure you that we will be able to continue as a going concern.

                  LIMITED OPERATING HISTORY. Since our inception in 1993, we have been engaged principally in research and development of our products, in hiring personnel, developing and enhancing our proprietary smart card technology and software, developing pilot programs for our products and marketing our products. Therefore, we have a limited operating history upon which an evaluation of our prospects can be made. The Company's prospects must be considered in light of the risks, uncertainties, expenses, delays and difficulties associated with the establishment of a new business in the rapidly evolving smart card industry, as well as those risks encountered in the shift from development to commercialization of new products based on innovative technologies.

                  LIMITED REVENUES; SIGNIFICANT AND CONTINUING LOSSES; ACCUMULATED DEFICIT. We have generated limited revenues to date and any material increase in our revenues will depend upon commercial acceptance of our products. We have incurred significant losses in each period, resulting in an accumulated deficit of approximately $31,920,280 as of March 31, 2000. We expect to continue to have a high level of operating expenses and that we will be required to make significant up-front expenditures in connection with the development of our business and the commercialization of our smart card systems (including salaries of executive, technical, marketing and other personnel). We anticipate that we will continue to incur significant and increasing losses for the foreseeable future until such time, if ever, as we are able to generate sufficient revenues to finance our operations. We cannot assure you that smart card systems will gain market acceptance, or that we will be able to implement successfully our business strategy, generate meaningful revenues or achieve profitable operations. See our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

                  LACK OF SUFFICIENT WORKING CAPITAL. As of the end of our fiscal quarter ended March 31, 2000, we had a working capital deficit of $698,914. Since the end of the first quarter, our working capital has decreased, though our expenses have remained steady, and as a result, we required an immediate investment of additional capital in order to sustain operations. On June 30, 2000, we entered into an agreement with Jolson Merchant Partners Group LLC ("Jolson") pursuant to which Jolson purchased $650,000 of our secured promissory notes and committed to providing an additional credit line of up to $1,350,000 upon our achieving designated milestones. As part of the consideration for such financing, we issued to Jolson warrants to purchase 965,000 shares of our Common Stock, which warrants are exercisable at the lesser of $1.00 per share or the average closing price of our Common Stock for the ten trading days before the closing and the ten trading days following the closing. These initial warrants are immediately exercisable and have a term of three years from the date of issuance. In addition, if we utilize the $1,350,000 credit line, we have agreed to issue warrants for up to an additional 1,035,000 shares of Common Stock on the same terms and conditions as the original warrants. We cannot assure you that the funds provided and to be provided by Jolson will be sufficient to fund our capital needs in the immediate future.
We are continuing to seek additional capital funding, but we cannot be certain that such funding will be available to us or, if available, will be on terms acceptable to us or to our stockholders.

                  SIGNIFICANT CAPITAL REQUIREMENTS. Our capital requirements have been and will continue to be significant. We have been dependent on sales of our securities to private investors, as well as capital contributions and loans from affiliates and certain financial institutions guaranteed by certain of our stockholders. We anticipate that, based on currently proposed business plans and assumptions relating to our operations, projected cash flow from our operations for the next twelve months will not be sufficient to fund our operations. Accordingly, we are required to seek additional capital funding. In the event that our plans change, our assumptions change or prove to be inaccurate or our recent equity financings prove to be insufficient to fund operations, we will be required to seek additional financing sooner than currently anticipated. In addition, any implementation of our business plan subsequent to the twelve-month period following our recent equity financings may require proceeds greater than the proceeds currently available to us.

                  We cannot assure you that any such financing will be available to us on commercially reasonable terms, if at all. Our inability to obtain additional financing when needed will have a material adverse effect on us, and might force us to curtail or cease our operations. To the extent that we finance our operations through the issuance of additional equity securities, any such issuance may involve substantial dilution to our then-existing stockholders. Additionally, to the extent that we incur additional indebtedness or issue debt securities, we will be subject to all of the risks associated therewith, including the risks that interest rates may fluctuate and that cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" in our Annual Report.

                  DEVELOPING MARKETPLACE; UNCERTAINTY OF MARKET ACCEPTANCE. The smart card industry in the United States is an emerging business. The success of the smart card industry depends in large part on the ability of market participants, including us, to convince governmental authorities, commercial enterprises and other potential system sponsors to adopt a smart card system in lieu of existing or alternative systems such as magnetic stripe card and paper-based systems. Our smart card system will change the way certain transaction and information processing tasks are accomplished. In addition, due to the large capital and infrastructure investment made by debit and credit card issuers and significantly lower costs associated with the use of magnetic stripe cards, we cannot assure you that our smart card technology will prove to be economically viable for a sufficient number of sponsors, and many potential system sponsors may be reluctant to convert to smart card technology in the near future. We cannot assure you that there will be significant market opportunities for smart card systems in the United States or that the acceptance of smart card-based systems in other countries will be sustained. Therefore, it is uncertain whether there will be a demand for, and market acceptance of, our smart card systems.

                  COMPETITION. There are a substantial and increasing number of new market entrants who have introduced or are developing new products and services relating to electronic transactions and information processing. Each of these entrants is or may be seeking to position its products and services as the preferred method of effecting highly individualized, easy-to-use electronic transaction and information processing. The smart card market is therefore characterized by intense competition. Specifically, we compete with numerous well-established companies, including Bull, Card Europe, GemPlus, Innovatron, Philips Electronics, Aladdin Systems, MONDEX, MasterCard, Motorola, Schlumberger, Siemens, DigiCash, AT&T Universal Card and Visa, which design, manufacture and/or market smart card systems. While we believe that our products are able to compete on the basis of enhanced security, flexibility, salability, cost-effectiveness and quality, our smart card systems incorporate new concepts and may be unsuccessful even if they are superior to those of its competitors. In addition, certain companies may be developing technologies or products of which we are unaware that may be functionally similar or superior to those developed by us. Most of our competitors and potential competitors have substantially greater financial, marketing, personnel and other resources than we do, and have established reputations relating to the design, development, manufacture, marketing and service of smart card systems. As the market for smart card systems grows, new competitors are likely to emerge. Additional competition could adversely affect our operations. We cannot assure you that we will be able to compete successfully, that our competitors will not develop technologies or products that render our systems obsolete or less marketable or that we will be able to improve our products or develop new products when necessary.

                  UNCERTAINTY OF BUSINESS PLAN. The success of our business plan will be largely dependent upon market acceptance of smart cards generally, as well as on our ability to market our smart card systems. As part of our business plan, we must also develop and commercialize further applications of our proprietary technology. In addition, our business plan and prospects will depend upon: strategic marketing and licensing or other arrangements; satisfactory arrangements with sales representatives and marketing consultants; the employment of skilled management as well as financial, technical, marketing and other personnel; managed growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls); and obtaining adequate financing when and as needed. We have limited experience in developing new products based on innovative technology, and we have limited information available concerning the performance of our technologies or market acceptance of our products. We cannot assure you that we will be successful in implementing our business plan or that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in its implementation. Moreover, we cannot be confident that we will have sufficient capacity to satisfy any increased demand for our smart card products and technologies resulting from our implementation of our business plan.

                  LIMITED MARKETING EXPERIENCE. We have limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. We must persuade potential system sponsors of our smart card systems, as well as our potential strategic partners, that the costs of adopting and implementing smart card systems in general, and, in particular, of adopting and implementing our smart card systems, are justified by the expected benefits. Achieving market acceptance for our products and services will require significant efforts and expenditures by us to create awareness, demand and interest by potential system sponsors, strategic partners and others. We cannot assure you that we will be able to meet our current objectives, succeed in positioning our cards and services as a preferred method of delivering electronic transaction and information processing or achieve significant market acceptance of our products.

                  DEPENDENCE ON THIRD-PARTY MARKETING ARRANGEMENTS. To date, we have conducted only limited marketing activities and have relied primarily on the efforts of our executive officers for our marketing efforts. Although we expect to continue to market smart card systems directly through our management and employees, we intend to establish strategic marketing alliances and licensing or other arrangements with systems integrators, value-added resellers and other smart card vendors and may also retain the services of sales representatives and marketing and other consultants. Our success will depend in part on the success of such arrangements. Moreover, marketing arrangements with third parties may require financial or other commitments by us. We cannot assure you that we will be able, for financial or other reasons, to enter into third-party marketing arrangements on commercially acceptable terms. The failure to implement our third-party marketing strategy or the failure of any such party to develop and sustain a market for our smart cards could have a material adverse effect on us. Although we view third-party marketing arrangements as a major factor in the commercialization of our smart card systems, we cannot assure you that any strategic partners, licensees or others would view an arrangement with us as significant to their businesses.

                  TECHNOLOGICAL FACTORS. Our research and development efforts are subject to all of the risks inherent in the development of new products and technology (including unanticipated delays, expenses and difficulties). We cannot assure you that our products will satisfactorily perform the functions for which they are designed, that they will meet applicable price or performance objectives or that unanticipated technical or other problems will not occur that will result in increased costs or material delays in development. Furthermore, software products as complex as those developed by us and incorporated into our smart card products may contain errors or failures when installed, updated or enhanced. We cannot assure you that, despite testing by us and by current and potential end users, errors will not be found in new products after the delivery by us, resulting in loss of or delay in market acceptance.

                  PROPRIETARY RIGHTS. Our success will depend on our ability to protect trade secrets and operate without infringing on the proprietary rights of others. We are not aware of any infringement by our technology on the proprietary rights of others and have not received any notice of a claimed infringement. However, we have not conducted any investigation as to possible infringement and we cannot assure you that third parties will not assert infringement claims against us in connection with our products, that any such assertion of infringement will not result in litigation or that we would prevail in such litigation.

                  Moreover, in the event that our technology or proposed products were deemed to infringe upon the rights of others, we may be required to obtain licenses to utilize such technology. We cannot assure you that we would be able to obtain such licenses in a timely manner on acceptable terms and conditions, if at all, and the failure to do so could have a material adverse effect on us. If we were unable to obtain such licenses, we could encounter significant delays in product market introductions while it attempted to design around the infringed-upon patents or rights, or we could find the development, manufacture or sale of products requiring such license to be foreclosed. In addition, patent disputes are common in the smart card and computer industries and we cannot assure you that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action. Our use of our software, name and trademark may be subject to challenge by others, which, if successful, could have a material adverse effect on us.

                  We also rely on trade secrets and proprietary know-how and employ various methods to protect the concepts, ideas and documentation relating to our proprietary technology. However, such methods may not afford us complete protection and we cannot assure you that others will not independently obtain access to our trade secrets and know-how or independently develop products or technologies similar to ours. Furthermore, although we have and expect to enter into confidentiality and non-competition agreements with our employees and appropriate suppliers and manufacturers, we cannot assure you that such arrangements will adequately protect our trade secrets.

                  LENGTHY SALES CYCLE; POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. Our sales cycle is expected to commence at the time a prospective customer demonstrates an interest in purchasing a smart card system from us, issues a request for a proposal or information or takes similar action, and to end upon the installation and acceptance of a smart card system for the customer. The sales cycle will vary by customer and industry and could extend for periods of up to twelve months or more, depending upon, among other things, the time required by the customer to complete a pilot test of our smart card system, make a determination regarding an acquisition thereof and negotiate payment terms with us. Our operating results could vary from period to period as a result of this fluctuation in the length of our sales cycle and as a result of fluctuations in the purchasing patterns of potential system sponsors, technological factors, variations in marketing strategies for different target markets and non-recurring smart card system sales.

                  POSSIBLE DEPENDENCE ON GOVERNMENT CONTRACTS. As part of our strategy, we intend to market our smart card systems to government agencies in the United States, Canada and abroad. If successful, we will become subject to the special risks involving government contracts, including delays in funding, lengthy review processes for awarding contracts, non-renewal, delay, termination at the convenience of the government, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on us.

                  We will also be required to obtain any potential government contracts through a competitive bidding process. We cannot assure you that we will be successful in having our bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of financial and other resources in connection with bids that are not accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed projected costs upon which a submitted bid or contract price is based. To the extent that actual costs exceed projected costs, we would incur losses, which would adversely affect our operating margins and results of operations. Moreover, in most instances, we would be required to post bid and/or performance bonds in connection with contracts with government agencies. Any inability by us to obtain bonding coverage in sufficient amounts could have a material adverse effect on us.

                  DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. Our success is highly dependent on the personal efforts of Carey F. Daly, II, our President and Chief Executive Officer. We have entered into an employment agreement with Mr. Daly, but the loss of his services would have a material adverse effect on our business and prospects. In addition, our business plan depends, among other things, upon our ability to attract and retain qualified managerial, technical and marketing personnel with experience in the smart card industry or analogous industries. Competition for qualified personnel is intense and we cannot assure you that we will be able to hire or retain such personnel. Any inability to attract and retain qualified personnel would have a material adverse effect on us. We have assembled a core team of financial, marketing, research and technical personnel, who have been significant contributors to our development to date. The loss of any of such personnel could have a significant adverse impact on us. We currently do not have any "key man" insurance on any of our personnel.

                  POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK; LIMITED LIQUIDITY; SHARES ELIGIBLE FOR FUTURE SALE. Our Common Stock was listed for trading in the NASDAQ SmallCap Market on October 30, 1998. Since trading has commenced in our Common Stock, there has only been a limited public trading market for the Common Stock. Consequently, the offering price of the Common Stock is not necessarily related to our asset value, net worth or other criteria of value. We cannot assure you that a regular trading market for the Common Stock will develop or that, if developed, it will be sustained. In addition, in light of our past financial performance and the going concern qualification issued by our independent accountant, we cannot make any assurance that we will continue to meet the listing requirements of the SmallCap market. The market price for our securities may be highly volatile, as has been the case with the securities of other small capitalization companies. Additionally, in recent years, the stock market in general, and the market for securities of small capitalization stocks in particular, have experienced wide price fluctuations which have often been unrelated to operating performance of such companies.

                  Approximately 3,354,388 shares of Common Stock out of the 16,025,062 shares of Common Stock outstanding as of the date hereof are currently available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). As a result of the relatively large number of shares of Common Stock available for sale in the public market pursuant to Rule 144 under the Securities Act, the sales by our stockholders of such shares of Common Stock in the public market could materially adversely affect the prevailing market price for the Common Stock and could impair our ability to raise capital through offerings of our equity securities.

                  NO DIVIDENDS. We have never paid any cash or other dividends on our Common Stock. For the foreseeable future, our Board of Directors intends to reinvest future earnings, if any, in our business operations and does not anticipate paying any cash dividends with respect to the Common Stock. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements or any Preferred Stock that may be issued by us.

                  CERTAIN CHARTER AND BY-LAW PROVISIONS HAVING ANTI-TAKEOVER EFFECTS. Our Board of Directors is classified into three classes, with no more than one-third of the entire Board of Directors coming up for election in any one year. Such classified Board of Directors could make it more difficult for a third party to gain control of us.

                  OPTIONS AND WARRANTS OUTSTANDING. As of March 31, 2000, we had outstanding options under our Incentive Plan (as defined herein) to purchase an aggregate 1,321,914 shares of Common Stock at a weighted average exercise price of $4.92 per share, as well as options to purchase an additional 65,000 shares of Common Stock under our Directors Stock Option Plan. In addition, as of March 31, 2000, the total number of shares that may be issued upon exercise of warrants is 1,877,173 at a weighted average exercise price of $2.41 per share. Exercise of any of these options or warrants will have a dilutive effect on our stockholders. Furthermore, the terms upon which we may be able to obtain additional equity financing may be adversely affected, since holders of the options or warrants can be expected to exercise them, if at all, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the options.

                                    DILUTION

                  The difference between the price that you pay for one share of our Common Stock covered by this Prospectus and the adjusted net tangible book value per share of Common Stock constitutes the dilution you would experience upon purchase. Net tangible book value per share on any given date is determined by dividing the net tangible book value (total tangible assets less total liabilities less redeemable securities) of the Company on such date by the number of shares of Common Stock outstanding on such date.

                  At March 31, 2000, the net tangible book value of the Company was $487,532, or $0.03 per share of Common Stock outstanding. Assuming the shares being registered pursuant to this Prospectus are sold at $0.875 per share, which is the last sale price of our Common Stock on the Nasdaq SmallCap Market on July 7, 2000, the dilution you would experience would be the difference between $0.03 and $0.875, or $0.845.

                  To the extent that the actual price at which you purchase shares is greater than the assumed price of $0.875 for purposes of the example above, the dilution you experience will be greater than as described above.

                                    BUSINESS

OVERVIEW

                  We believe that we are unique in the smart card industry because we provide "cradle to grave" solutions as a full service hardware integrator, software developer and backroom transaction processor. By adopting this market strategy, we believe that we can become a leading developer and marketer of integrated smart card software systems and that we are positioned to provide customers sophisticated smart card business solutions across a wide range of applications. Our systems accommodate credit and debit payment methods, electronic benefit transfer, electronic funds transfer and smart card systems utilizing our three-state infrastructure (backup redundancies in California, Washington and Hawaii) of processing centers on a "24x7" basis.

                  A smart card is a credit card-sized plastic card in which an integrated circuit has been embedded; the integrated circuit usually contains a microprocessor and reusable memory. In their simplest form, smart cards provide memory storage capabilities, such as cash cards, in which the card is discarded after the value stored on the card is depleted, or "read only" cards, in which stored information may be accessed by terminals and computers. Most smart cards, including our smart cards, are more sophisticated. Information and software can be stored on such cards by reading and writing to the card's microprocessor chip and can be easily, securely and accurately accessed and manipulated by electronic data processing equipment.

CURRENT PRODUCTS AND PILOT PROGRAMS

                  AFFINITY GROUP PROGRAMS. We have developed applications that address the current trend in retail environments of rewarding repeat customers. These applications, in conjunction with the other technologies used by the Company, are the platform for a product being marketed in the state of Hawaii for the Hawaii Millennium project contract awarded to the Company. In addition to this product being directed to the Hawaii project, it will enhance the Company's ability to roll out its products in the United States this year.

                  INTERNET COMMERCE MARKET. We have contracted to provide an e-commerce site for the state of Hawaii. This site, www.hi2k.net, is currently operational and is processing transactions. Several prospective clients, as well as existing clients, have approached us to provide a similar solution for their use.

                  HAWAII STUDENT CARD. We have operated a pilot program in the state of Hawaii for the implementation of an electronic school lunch program, with later expansion to include student identification, bus transportation and student prepaid activities. Due to the present economic situation in the state of Hawaii, there has been very little activity beyond the pilot. However, the pilot did provide us with evidence of our product's feasibility. Accordingly, we are searching for the appropriate sales representatives to market this product across the United States.

                  TIKITBOX II. Sprinticket, one of our subsidiaries, manufactures and markets automated ticketing dispensers under the name Tikitbox-Registered Trademark- and provides credit card processing services in connection with those dispensers. Separate kiosks are provided for indoor and outdoor use. Indoor models have touch screens, full motion video and stereo sound, and are equipped to dispense both fixed and variable value Smart Cards. Base prices for kiosks are $15,000 to $20,000 and do not include the supporting hardware (which varies according to client need). Customers for this equipment include companies that issue some form of ticket that is required for access into any facility or any service. Markets for the Sprinticket products include travel, entertainment, leisure, government and health care. Recently, in response to a client request, we launched an initiative to utilize these devices as e-commerce fulfillment devices for orders placed on the Internet.

                  The Company's contracts for Sprinticket installations to date include:

              -   Deer Valley, Utah

              -   Winter Park Resort, Colorado

              -   Six Flags Magic Mountain, California

              -   Six Flags Great Adventure, New Jersey

              -   Blue and Gold Fleet, California

              -   Big Mountain Ski and Summer Resort, Montana

                  PREPAID MEDICAL BENEFIT CARDS. My Choice LLC, a defined benefits medical provider in the alternative medical care industry, utilizes a natural medicine benefit card that we developed. Use of our card entitles the holder to a discount on natural medical services. Pursuant to a development agreement with My Choice, we designed a card holder issuance system, a medical provider acceptance and reimbursement system and a statistical database that drives an ACH type reimbursement. (ACH, or automated clearinghouse, is a system of electronic funds transfer to which most banks subscribe as an economic substitute for wire transfers using the Federal Reserve System.)

                  CASH-FREE MIDWAY CARD. We recently completed a pilot project with a client to provide a proof-of-concept for the use of chip cards in the carnival and state fair settings. We successfully completed this project in the fourth quarter of 1999, and we have signed a new contract with the client for the year 2000. This product currently is being marketed across the United States to amusement parks, tour operators and state fairs. Further, as a by-product of this project, we have developed a new hardware device for use in high-speed encryption of smart cards with the variable information required. We intend to apply for both copyright and patent protection of this intellectual property, as it may be used in other smart card applications that we sell.

ADVANTAGES OF THE COMPANY'S PRODUCTS

                  Our software products encompass a number of technological breakthroughs, which are discussed below. The most important aspect of our smart card system is its seamless integration from card fulfillment through claims adjudication and customized transnational reporting without depending on third party commercial software products.
Other advantages of our products include:

                  - SMART CARD ISSUANCE (FULFILLMENT) WITH AUTOMATED DATABASE CREATION. Unlike other systems under development, our product utilizes the latest in database creation technology to facilitate a detailed tracking mechanism for all smart card transactions from issuance to payment and includes the ability to replace lost or stolen cards in a timely fashion. The nearest competitor continues to penalize the user with a "Lose it, you lose it" philosophy. The aforementioned high-speed card-loading device recently created by us also puts us in a unique position of offering large card issuers a more cost-effective solution for card personalization and encryption.

                  - FULLY FUNCTIONAL MULTIPLE PURSE MODULES. Our product, in its first release, possesses the ability to utilize multiple "purses", or functions, on the same card. This capability, for example, would allow a medical or insurance application to reside on the same card with a merchant loyalty program.

                  - MIXED TRANSACTION (CREDIT/DEBIT/ATM CARD/SMART CARD) PROCESSING AT THE POINT OF SALE WITH ON-LINE AUTHORIZATION WHERE APPLICABLE. Our Pathways product may be configured for the diverse communications and security protocols associated with debit, ATM and credit, as well as smart, card transactions. A debit card transaction or an ATM card transaction requires the introduction of a personal identification number ("PIN") for security purposes and requires a telephone connection for purchase authorization. Credit cards normally require similar communication arrangements, although they rarely require a PIN number. Smart cards, in a secure application, always require a PIN number but normally only require a telephone connection to send end-of-day data for claim processing. Current competing developers are focused on the smart card requirements and have not addressed the other needs.

                  - PRODUCT SERVICE PROVIDER CLAIM PROCESSING. A standard feature of our product allows the consumer to use his or her smart card for non-smart card transactions, such as credit or debit card transactions. The software directs the transaction processing to the appropriate credit card processor for authorization and settlement. System sponsors may also avail themselves of the full suite of backroom services offered by us.

                  - AUTOMATED "E-BANK" CARD RECHARGE. A drawback facing smart card developers, integrators, issuers and processors is the inability of their smart cards to "recharge." The absence of sufficient funds to cover a transaction requires that the transaction be terminated and the card inserted into an ATM (not yet available) or a special location for recharge. We have developed technology that endows smart cards with recharging capabilities at the point of purchase, as well as enabling them to connect to electronic banking systems, thus creating an uninterrupted chain of cashless commercial transactions. We believe that our product's recharging capability is unique in the smart card industry.

                  - AUTOMATED CLAIM ADJUDICATION AND SETTLEMENT THROUGH ACH. Our system has the ability to submit a claim automatically to the operator of the prepaid funds pool (normally the card issuer), adjudicate the claim and trigger an ACH transfer of funds to the provider/merchant.

                  - MANAGEMENT REPORTING (VIA AUTOMATED BACK ROOM). We provide claims adjudication by means of a Structured Query Language compliant database that can service substantially all management reporting needs. Every element of the database is positioned using "data pointers," which allow such information to be extracted for customized client reports.

                  - ISO SMART CARD DEVELOPMENT TOOLKIT. We have developed a set of proprietary software tools that are the building blocks for all of its current and future applications. We can combine our software modules to create a product satisfying our customer's needs in a short time period.

                  - E-COMMERCE FUNCTIONALITY. Our product offering also allows the cardholder to utilize our smart card in both a traditional "bricks and mortar" environment as well as an Internet environment. This offering, scheduled for release in the third quarter 2000, is, to the Company's knowledge, well in advance of any other smart card developer/processor.

                  All of the above modules are integrated seamlessly, to form a "cradle to grave" process which, to our knowledge, is unlike any other smart card system commercially available at the current time.

STRATEGIC RELATIONSHIPS

                  We entered into a license agreement in May 1999 with Proton World, an international open smart card solutions provider based in Brussels, Belgium. Proton World was created by major smart card industry participants American Express, ERG, InterPay Nederland and Visa International, and is currently the largest electronic purse platform with 30 million cards issued and accepted at 230,000 terminals in 15 countries. We are the second company licensed by Proton World in the United States. The license terms provide for up-front license fees and ongoing fees for each Proton-compliant smart card issued.

                  We have entered into a strategic relationship with BankSys, Inc., a manufacturer and developer of smart card terminal and processing equipment. The relationship with BankSys is designed to allow us and BankSys to do joint development of certain smart card applications involving the PROTON purse and secure access applications.

                  We have entered into an agreement with Bull Systems to engineer applications across the entire Bull product line of smart cards.

                  We have extensive informal relationships with a variety of card and terminal manufacturers that we are currently evaluating for inclusion in its product line. We expect that the formation of strategic alliances, both formal and informal, with such entities will be an integral element in expanding its product offerings.

                                 USE OF PROCEEDS

                  We will not realize any proceeds from the sale of the Shares by the Selling Stockholders. We are preparing this Prospectus only to assist the Selling Stockholders in offering the shares for resale. We will realize proceeds from the exercise of warrants held by the 1999 Reg. D Selling Stockholders, Advice! Investment Services GmbH and Jolson Merchant Partners Group LLC ("Jolson"). The total proceeds to the Company, if all the Common Stock warrants are exercised, would be $1,575,000 from the 1999 Reg. D Selling Stockholders, $1,030,694 from Advice! Investment Services GmbH and no more than $2,000,000 from Jolson. (The exercise price of the warrants issued to Jolson depends on the closing sales price of our Common Stock for a period that extends beyond the date of this Prospectus, but the warrants provide that the exercise price will not be greater than $1.00 per share.) We will use the net proceeds from the exercise of the Common Stock warrants for working capital purposes.

                            THE SELLING STOCKHOLDERS

                  This Prospectus is being used in connection with the offering of an aggregate of 8,037,482 shares acquired by persons that invested in us during private offerings held in 1998 and 1999 and acquired by persons in connection with our acquisition of MS Digital. Of those shares, 290,909 shares are held by the 1998 Selling Stockholder, 2,459,400 shares are held by the 1999 Reg. S Selling Stockholders, 477,173 shares are issuable upon the exercise of warrants held by Advice! Investment Services GmbH, and 1,350,000 shares are issuable upon the exercise of Common Stock warrants held by the 1999 Reg. D Selling Stockholders, 1,200,000 shares are issuable to the MS Digital Stockholders, up to 2,000,000 shares are issuable upon the exercise of warrants granted to Jolson in connection with our recent financing with Jolson, which closed on June 30, 2000, and 260,000 shares are issuable to Mr. Daly, our President, Chief Executive Officer and Chairman, in connection with his conversion of debt payable by the Company to him into equity, as required by the Jolson financing.

                  The persons listed below are the persons whose shares are being offered pursuant to the Prospectus:


                                                                                                AMOUNT OF
                                                AMOUNT OF               AMOUNT OF             [caad 214]COMMON STOCK
                                               COMMON STOCK              COMMON              TO BE HELD AFTER
                                               BENEFICIALLY            STOCK BEING              OFFERING IS
NAME OF SELLING STOCKHOLDER                       OWNED                REGISTERED               COMPLETE*
----------------------------------------- ------------------------ -------------------- ------------------------
Advice! Investment Services GmbH(1)               [477,173]              477,173               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Anglo Irish Bank (Austria) AG                      [20,000]               20,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------


                                                                                                 AMOUNT OF
                                                AMOUNT OF                AMOUNT OF             COMMON STOCK
                                               COMMON STOCK               COMMON              TO BE HELD AFTER
                                               BENEFICIALLY             STOCK BEING              OFFERING IS
NAME OF SELLING STOCKHOLDER                       OWNED                 REGISTERED               COMPLETE*
----------------------------------------- ------------------------ -------------------- ------------------------
Art 2000 Limited                                   [30,000]               30,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Baker, Gary(2)                                     [24,000](3)            24,000                          0
----------------------------------------- ------------------------ -------------------- ------------------------
Bank Julius Baer & Co. Ltd.                       [160,000]              160,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Creditinstalt AG                                  [877,800]              877,800               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Daly, Carey F.(4)                                  953,639(5)            260,000                    693,639
----------------------------------------- ------------------------ -------------------- ------------------------
Eder, Klaus                                        [37,500]               37,500               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Eder, Peter                                        [25,000]               25,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Erste Bank der Oesterreichischen                  [362,200]              362,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
General Electric Pension Trust                     290,909               290,909                          0
----------------------------------------- ------------------------ -------------------- ------------------------
Goeritz, Rainer                                    [30,000]               30,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Grassner, Gunther                                  [42,000]               42,000               [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Hackl, Maximilian                                  [30,000]               30,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Hartinger, Guenther                                [60,000]               60,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Harvest Opportunity Partners I, LLC              3,231,565(6)            800,000                   181,565(7)
----------------------------------------- ------------------------ -------------------- ------------------------
Joseph A. Jolson 1991 Trust                      3,231,565(6)            100,000                   181,565(7)
----------------------------------------- ------------------------ -------------------- ------------------------
Jolson Merchant Partners LLC                     3,231,565(6)          2,000,000(8)                181,565(7)
----------------------------------------- ------------------------ -------------------- ------------------------
Kunisch, Ronald                                    [25,000]               25,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Lerosa, Stiftung                                   [25,000]               25,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Jungbauer, Sven                                    [30,000]               30,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Kappeler, Ernst                                    [20,000]               20,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------


                                                                                                AMOUNT OF
                                                AMOUNT OF              AMOUNT OF               COMMON STOCK
                                               COMMON STOCK              COMMON              TO BE HELD AFTER
                                               BENEFICIALLY            STOCK BEING              OFFERING IS
NAME OF SELLING STOCKHOLDER                       OWNED                REGISTERED               COMPLETE*
----------------------------------------- ------------------------ -------------------- ------------------------
Meador, Lawrence C.                               [216,666]              200,000              [     16,666]
----------------------------------------- ------------------------ -------------------- ------------------------
Mitchum Jones & Templeton Group, Inc.            3,231,565(6)            150,000(9)                181,565(7)
----------------------------------------- ------------------------ -------------------- ------------------------
Pany, Herbert                                      [60,000]               60,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
PEF Consulting GmbH                                [74,000]               74,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Potts, Jay(10)                                   [360,000](11)           360,000                         0
----------------------------------------- ------------------------ -------------------- ------------------------
Prettenhofer, Peter                                [28,000]               28,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Reither, Wilhelm                                  [155,000]              155,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Schlick, Wilfried                                  [30,000]               30,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Strohl, Monte P.(12)                               828,133(13)           816,000                    12,133
----------------------------------------- ------------------------ -------------------- ------------------------
Thayer, Jr., James E.                             [108,334]              100,000              [      8,334]
----------------------------------------- ------------------------ -------------------- ------------------------
UBS Bank AG                                       [100,000]              100,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Vasko, Wolfgang                                    [25,000]               25,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
VKB Bank Linz                                      [92,100]               92,100              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Wachter, Rainer                                    [30,000]               30,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Walde, Axel                                        [31,000]               31,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Wuerth, Matthias                                   [60,000]               60,000              [          0]
----------------------------------------- ------------------------ -------------------- ------------------------
Total                                                                  8,037,482
----------------------------------------- ------------------------ -------------------- ------------------------

----------------------------------------- ------------------------ -------------------- ------------------------


*        Assumes all shares covered by this Prospectus are sold.

--------------------------
1. These shares represent the placement fee received by Advice! Investment Services GmbH for its services as placement agent in connection with the overseas offering of Common Stock to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933, as amended.

2. Mr. Baker was a shareholder of MS Digital and is now an employee of the Company.

3. The shares reported in this column include Mr. Bakers right to receive 24,000 shares of Common Stock issuable pursuant to the terms of our acquisition of MS Digital.

4. Mr. Daly is the President, Chief Executive Officer and Chairman of the Company.

5. The shares reported in this column include options to acquire 207,667 shares, which options are currently exercisable. The shares reported in this column exclude (a) 119,000 shares owned by Mr. Daly's wife, (b) options to acquire 215,333 shares, which options are not currently exercisable and (c) 1,876,478 shares held in the Deferred Compensation Trust for Carey F. Daly, II, over which Mr. Daly has no power to vote or dispose.

6. We are combining ownership of shares of Common Stock for Jolson, Mitchum Jones & Templeton Group, Inc. ("MJT Group"), Joseph A.
         Jolson 1991 Trust and Harvest Opportunity Partners I, LLC ("Harvest
         I") with each other and with certain other entities because these entities are all controlled by Jolson Merchant Partners Group LLC
         ("JMP Group"), of which Mr. Joseph A. Jolson is the manager. JMP
         Group holds 20,000 shares of Common Stock, but those shares are not covered by this Prospectus. Jolson, of which JMP Group is the manager, is entitled to receive warrants to acquire up to 2,000,000 shares of Common Stock; we have agreed to register the shares issuable upon the exercise of the warrants, assuming all such warrants are issued. MJT Group, of which JMP Group is the sole shareholder, holds 4,500 shares of Common Stock, which are not covered by this Prospectus, and immediately exercisable warrants to acquire 150,000 shares of Common Stock, which are covered by this Prospectus. Mitchum Jones and Templeton, Inc., of which MJT Group is the sole shareholder, holds 18,765 shares of Common Stock, none of which is covered by this Prospectus. The Joseph A. Jolson 1991 Trust holds 32,000 shares of Common Stock, which are not covered by this Prospectus, and immediately exercisable warrants to acquire
         108,334 shares of Common Stock, 100,000 of which are covered by this Prospectus. (The warrants to acquire 8,334 shares were issued as quarterly warrants pursuant to the terms of the Series A Preferred Stock, and those shares are not required to be registered for resale.) Harvest I holds immediately exercisable warrants to acquire 866,666 shares of Common Stock, 800,000 of which are covered by this Prospectus. (The warrants to acquire 66,666 shares were issued as quarterly warrants pursuant to the terms of the Series A Preferred Stock, and those shares are not required to be registered for resale.) Harvest Opportunity Partners II, LLC ("Harvest II") holds 31,300 shares of Common Stock, which are not covered by this Prospectus. JMP Asset Management LLC, of which JMP Group is the sole member, is the manager of both Harvest I and Harvest II.

7. The number of shares reported here assumes that Jolson, MJT Group, the Joseph A. Jolson 1991 Trust and Harvest I sell all of their shares covered by this Prospectus.

8. Jolson is entitled to receive warrants to acquire up to 2,000,000 shares of Common Stock in connection with the recent financing provided by Jolson. Jolson is already entitled to receive warrants to acquire 965,000 shares in connection with the issuance of the $650,000 senior secured note, and the total number of warrants that may be issued depends upon the amount of funds borrowed under the $1,350,000 credit line, assuming we are eligible to borrow under the credit line. We agreed to register all of the shares that may be issued upon the exercise of those warrants, even though we may not issue all of the warrants in the event we do not borrow the entire $1,350,000 under the credit line.

9. These shares (issuable upon exercise of the warrants) represent the placement fee received by Mitchum Jones & Templeton, Inc., a wholly owned subsidiary of MJT Group, for serving as placement agent in connection with the private offering in 1999 of Series A Preferred Stock and warrants to acquire Common Stock pursuant to Regulation D of the Securities Act of 1933, as amended. Mitchum Jones & Templeton transferred the warrants to MJT Group subsequent to the closing of the private offering.

10. Mr. Potts was a shareholder of MS Digital and is now an employee of the Company.

11. The shares reported in this column include Mr. Potts's right to receive 360,000 shares of Common Stock issuable pursuant to the terms of our acquisition of MS Digital.

12. Mr. Strohl is our Senior Vice President, Marketing and Sales, and also serves on our Board of Directors.

13. The shares reported in this column include Mr. Strohl's right to receive 816,000 shares of Common Stock issuable pursuant to the terms of our acquisition of MS Digital, Inc. and covered by this Prospectus. The shares reported in this column also include 8,800 shares already held by Mr. Strohl and currently exercisable options to acquire 3,333 shares of Common Stock. This Prospectus does not cover the 8,800 shares already held by Mr. Strohl or the 3,333 shares issuable upon exercise of the options. The shares reported do not include options to acquire 6,664 options to acquire Common Stock, which were granted to Mr. Strohl pursuant to our Directors Stock Option Plan and are not currently exercisable, nor does it include options to acquire 100,000 shares of Common Stock, which were granted pursuant to our Amended and Restated Stock Incentive Plan and are not currently exercisable.

--------------------------

                              PLAN OF DISTRIBUTION

                  We will not receive any of the proceeds of the sale of the shares of Common Stock offered pursuant to this Prospectus. We will receive proceeds from the exercise of warrants by the 1999 Reg. D Selling Stockholders and by Advice! Investment Services GmbH. The Common Stock may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders and any such brokers, dealers or agents who participate in the distribution of the Common Stock may be deemed to be "underwriters," and any profits on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

                  The Common Stock offered pursuant to this Prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Common Stock may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) face-to-face transactions between sellers and purchasers without a broker-dealer. In addition, the Common Stock covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

                  To our best knowledge, there are currently no plans, arrangements or understandings between any of the Selling Stockholders and any broker, dealer, agent or underwriter regarding the sale of the Common Stock by the Selling Stockholders. There is no assurance that any Selling Stockholder will sell any or all of the Common Stock offered by it pursuant to this Prospectus or that any such Selling Stockholder will not transfer, devise or gift such Common Stock by other means not described in this section.

                  The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other such person. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

                  Pursuant to the registration rights set forth in the various subscription agreements between the Selling Stockholders and us, each of the Company and the Selling Stockholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Common Stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents, transfer taxes and fees and expenses of Selling Stockholders' counsels.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

                  The summary financial data set forth below for the periods indicated should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and

Results of Operations," the consolidated financial statements, the related notes and the other financial information incorporated in this Prospectus by reference. See "Incorporation of Information We File with the SEC." The financial information for the fiscal years ended December 31, 1999, 1998, 1997, 1996, and1995 has been derived from the audited consolidated financial statements of the Company and its subsidiaries.


                       THREE MONTHS ENDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                       ----------------------------                    -------------------------------------------
                           2000            1999           1999            1998            1997            1996             1995
                       -----------     -----------     -----------     -----------     -----------     -----------     -----------
STATEMENT OF
OPERATIONS DATA:
Operating revenues     $    34,882     $     6,252     $   186,309     $    76,565     $    61,785     $   108,418     $   512,250

(Loss) from             (2,544,306)     (1,898,870)     (9,002,694)     (7,336,717)     (3,535,487)     (2,265,572)     (2,318,948)
operations

Other Income                (6,859)         32.061          44,303          84,256         (51,034)       (567,305)       (332,599)
(Expense)
Net (Loss)             $(2,551,165)    $(1,866,809)    $(8,958,391)    $(7,252,461)    $(3,586,521)    $(2,832,877)    $(2,651,547)
                       ===========     ===========     ===========     ===========     ===========     ===========     ===========

Basic and diluted
(loss) per share       $     (0.18)    $     (0.14)    $     (0.68)    $     (0.55)    $     (0.30)    $     (0.57)    $     (1.49)
                       ===========     ===========     ===========     ===========     ===========     ===========     ===========


BALANCE SHEET DATA:

Current assets         $ 1,134,785     $ 2,802,430     $ 1,249,690     $ 5,261,583     $ 4,130,369     $ 2,874,727     $    92,827

Total assets             4,077,488       5,388,545       4,276,685       7,978,688       6,716,840       5,072,139       2,630,217

Total liabilities        1,886,049         889,686       1,741,703       1,613,020       1,491,674       2,110,544       5,332,238

Working capital           (698,914)      2,056,829        (431,232)      3,819,466       3,148,595       1,496,074      (2,647,394)
(deficit)

Redeemable               1,703,907         135,657       1,489,527              --              --              --              --
preferred stock

Stockholders'          $   487,532     $ 4,498,859     $ 1,045,455       6,365,668       5,225,166       2,961,595      (2,702,021)
equity (deficit)



                                 LEGAL OPINIONS

                  The validity of the shares of the Common Stock offered hereby will be passed upon for us by Salans Hertzfeld Heilbronn Christy & Viener, New York, New York.

                                     EXPERTS

                  The consolidated financial statements as of December 31, 1999 and for each of the three years in the period ended December 31, 1999,incorporated in this Prospectus by reference to the Annual Report on Form 10K for the year ended December 31, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

                  We shall, to the fullest extent permitted by Delaware law (the state in which we are incorporated) indemnify our directors, officers, employees and agents of the Company for all expenses and liabilities permitted under Delaware law. The indemnification permitted under Delaware law is not the exclusive means pursuant to which such a person may be indemnified;

other means of indemnification may be provided in our By-Laws, pursuant to an agreement with such person or pursuant to a vote of our stockholders or of the disinterested directors. The obligation to indemnify shall continue for such a person after he or she has ceased to be a director, officer, employee or agent of the Company and shall inure to the benefit of his or her heirs, executors and administrators. We have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified.

                  INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PARAGRAPH OR OTHERWISE, THE SECURITIES AND EXCHANGE COMMISSION HAS INFORMED US THAT IN THEIR OPINION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A DIRECTOR, OFFICER OR CONTROLLING PERSON ASSERTS A CLAIM FOR INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE ACT IN CONNECTION WITH THE COMMON STOCK BEING REGISTERED BY THIS PROSPECTUS (OTHER THAN A CLAIM FOR EXPENSES INCURRED BY SUCH A PERSON IN CONNECTION WITH A SUCCESSFUL DEFENSE OF SUCH LIABILITIES), WE WILL, UNLESS OUR LEGAL COUNSEL ADVISES US THAT THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF PROPER JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

                  We carry directors' and officers' liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).


  =======================================================     =====================================================

  UNTIL             ,  2000,  ALL  DEALERS  THAT  EFFECT
  TRANSACTIONS  IN THESE  SECURITIES  MAY BE REQUIRED TO
  DELIVER  A  PROSPECTUS.   THIS   PROSPECTUS  DOES  NOT
  CONSTITUTE  AN  OFFER  OF ANY  SECURITIES  OTHER  THAN                        8,037,482 Shares
  THOSE TO WHICH IT RELATES OR AN OFFER TO SELL,  OR THE
  SOLICITATION  OF AN OFFER TO BUY,  ANY  SECURITIES  IN                               of
  ANY  JURISDICTION  WHERE, OR TO ANY PERSON TO WHOM, IT
  IS  UNLAWFUL  TO  MAKE  SUCH  OFFER  OR  SOLICITATION.                          Common Stock
  NEITHER THE DELIVERY OF THIS  PROSPECTUS  NOR ANY SALE
  MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,  CREATE
  AN  IMPLICATION  THAT  THERE HAS BEEN NO CHANGE IN OUR
  AFFAIRS SINCE THE DATE HEREOF OR THAT THE  INFORMATION
  CONTAINED  HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
  TO THE DATE HEREOF.

               ----------------------------

                    TABLE OF CONTENTS

               ----------------------------
                                                                            THE PATHWAYS GROUP, INC.

                                                    PAGE
                                                    ----

  FORWARD-LOOKING STATEMENTS ..........................2

  WHERE YOU CAN FIND MORE INFORMATION ABOUT US ........4

  INCORPORATION OF INFORMATION WE FILE WITH THE SEC ...4

  SUMMARY INFORMATION .................................6

  RISK FACTORS ........................................8                           Common Stock

  DILUTION ...........................................15                ----------------------------------

  BUSINESS ...........................................16                            PROSPECTUS

  USE OF PROCEEDS ....................................20                ----------------------------------

  THE SELLING STOCKHOLDERS ...........................20

  PLAN OF DISTRIBUTION ...............................24

  SELECTED HISTORICAL FINANCIAL INFORMATION ..........25

  LEGAL OPINIONS .....................................27

  EXPERTS ............................................27                                         , 2000

  INDEMNIFICATION ....................................27

  =======================================================     =====================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The expenses payable by the Company in connection with the issuance and distribution of the Shares are set forth below. All the amounts shown are estimates, except for the Securities and Exchange Commission registration fee.


         Securities and Exchange
              Commission registration fee........................................................$2,212

         Fees and expenses of accountants........................................................[           ]

         Fees and expenses of counsel............................................................[           ]

         Blue Sky fees and expenses..............................................................[           ]

         Transfer agent fees.....................................................................[           ]

         Printing expenses.......................................................................[           ]

         Miscellaneous...........................................................................[           ]
                                                                                                 =============

                                                    Total........................................$[          ]


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to its By-Laws.

                  The Registrant carries directors' and officers' liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).

ITEM 16.    EXHIBITS.

            (a) The following Exhibits are filed as part of this Registration Statement:


 EXHIBIT                              DESCRIPTION

4.1 Form of Subscription Agreement for the shares of Common Stock sold during the 1998 Regulation D private placement1

4.2      Form of Subscription Agreement for the warrants issued during the 1999
         Regulation D private placement (filed herewith)

4.3 Form of Subscription Agreement for the shares of Common Stock issued during the 1999 Regulation S offering (filed herewith)

4.4 Agreement of Purchase and Sale of Stock entered into in connection with the acquisition of MS Digital, Inc.2

5.1      Opinion of Salans Hertzfeld Heilbronn Christy & Viener

10.1 Joint Marketing and Servicing Agreement, dated as of February 19, 1998, between First Hawaiian Bank and The Pathways Group, Inc.3

10.2     Letter of Intent, dated December 12, 1997, from The Pathways Group,
         Inc. and The Department of Education, State of Hawaii4

10.3     Placement Agency Agreement, dated July 22, 1998 between The Pathways
         Group, Inc. and Allen & Company Incorporated1

10.4     Placement Agency Letter Agreement, dated August 10, 1999, between The
         Pathways Group, Inc. and Mitchum Jones & Templeton, Inc. (filed herewith)

10.5     Placement Agency Letter Agreement, dated August 24, 1999, between The
         Pathways Group, Inc. and Advice! Investment Services, Inc. (filed herewith)

10.6 Agreement, dated July 20, 1999, between Hawaiian Millenium Commission and The Pathways Group (Hawaii)6

10.7     License Agreement, dated May 13, 1999, between Proton World
         International S.A. and The Pathways Group, Inc.7

10.8     Financing Agreement, dated June 30, 2000, between The Pathways Group,
         Inc., Jolson Merchant Partners Group, LLC and Harvest Opportunity
         Partners, L.P. (filed herewith)

10.9     Security Agreement, dated June 30, 2000, between The Pathways Group,
         Inc., Jolson Merchant Partners Group, LLC and Harvest Opportunity
         Partners, L.P. (filed herewith)



 EXHIBIT                              DESCRIPTION

10.10    $650,000 Series A Senior Secured Note issued to Jolson Merchant
         Partners Group, LLC (filed herewith)

10.11    Warrant Certificate JW-1 issued to Jolson Merchant Partners Group, LLC
         (filed herewith)

23.1     Consent of Salans Hertzfeld Heilbronn Christy & Viener (included in
         Exhibit 5.1)

23.2     Consent of PriceWaterhouseCoopers LLP (filed herewith)



-----------------------
1 Incorporated by reference to the exhibit contained in the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on September 29, 1998.

2 Incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed with the Securities and Exchange Commission on May 15, 2000.

3 Incorporated by reference to the exhibit contained in the Company's Registration Statement on Form 10SB, filed with the Securities and Exchange Commission on April 29, 1998.

4 Incorporated by reference to the exhibit contained in the Company's Registration Statement on Form 10SB/A-1, filed with the Securities and Exchange Commission on August 7, 1998.

5 Incorporated by reference to the exhibit contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.

6 Incorporated by reference to the exhibit contained in the Company's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1999, filed with the Securities and Exchange Commission on August 16, 1999.

7 Incorporated herein by reference to the exhibit contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission on April 14, 2000.

ITEM 17.       UNDERTAKINGS.

      (1)      The undersigned Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodinville, State of Washington, on the 10th day of July, 2000.


                                      THE PATHWAYS GROUP, INC.


                                      By: /s/ CAREY F. DALY II
                                          -------------------------------------
                                          Carey F. Daly, II
                                          President and Chief Executive Officer



                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                            TITLE                                DATE
/s/ CAREY F. DALY II                     President, Chief Executive
------------------------------           Officer, Chairman of the
Carey F. Daly, II                        Board and Director                          July 10, 2000


/s/ CHARLES W. DUNN                      Senior Vice President,
------------------------------           Treasurer, Officer and
Charles W. Dunn                          Director                                    July 10, 2000


/s/ ROBERT E. BOECK
------------------------------           Senior Vice President,
Robert E. Boeck                          Finance, and Director                       July 10, 2000



------------------------------
Robert J. Fishman                        Director


/s/ ROBERT W. HALLER
------------------------------
Robert W. Haller                         Director                                    July 10, 2000






       SIGNATURE                                 TITLE                                   DATE
------------------------------
Mark T. Schuur                           Director


/s/ MONTE P. STROHL
------------------------------
Monte P. Strohl                          Director                                    July 10, 2000



------------------------------
Linda Wing                               Director
